Exhibit 10.1

STANDSTILL AGREEMENT

This STANDSTILL AGREEMENT (this “Agreement”) is made and entered into as of May 19, 2017, among Senomyx, Inc., a Delaware corporation (the “Company”), on the one hand, and each of Barry A. Igdaloff, VCM Group LLC, Lee D. Keddie, Benjamin E. Large, Gus D. Halas, David W. Pointer, Mark D. Stolper, and Charles M. Gillman (collectively, “CSNS”), on the other hand. The Company and CSNS are each referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, Barry A. Igdaloff, Benjamin E. Large and VCM Group LLC (collectively, the “CSNS Nominating Stockholders”) each beneficially own 100 shares of the Company’s common stock;

WHEREAS, on January 31, 2017, each of the CSNS Nominating Stockholders delivered separate letters to the Company, each letter giving notice (each, an “Initial Nomination Notice”) of its intent to nominate eleven candidates for election to the Board of Directors of the Company (the “Board”) at the Company’s 2017 Annual Meeting of Stockholders (the “Annual Meeting”);

WHEREAS, on March 31, 2017, CSNS filed a definitive proxy statement with the SEC in which it reduced the number of candidates to seven (such proxy statement, together with the Initial Nomination Notices, the “Nomination Notices”), and nominated the following candidates for election to the Board at the Annual Meeting (the “Nominations”): Barry A. Igdaloff, Lee D. Keddie, Benjamin E. Large, Gus D. Halas, David W. Pointer, Robert G. Pearse, and Mark D. Stolper (the “CSNS Candidates”);

WHEREAS, the Company and CSNS have determined to come to an agreement with respect to the Annual Meeting and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.         Withdrawal of Proxy Contest and Related Matters.

(a)     Each of the CSNS Nominating Stockholders and CSNS hereby irrevocably withdraw the Nomination Notices, the Nominations, and its proxy contest supporting the CSNS Candidates in opposition to the Board, each with immediate effect.

(b)     CSNS hereby accepts that (i) a quorum was present at the Annual Meeting held on May 11, 2017, (ii) that the Annual Meeting was properly held in accordance with the Company’s certificate of incorporation, bylaws and applicable law, (iii) all business at the Annual Meeting was lawfully conducted, and (iv) it hereby waives any and all claims against or rights to contest the Annual Meeting in any respect, including with respect to the presence of quorum or the validity of election results.

2.        CSNS Standstill. From the date hereof until the first Business Day following the conclusion of the Company’s 2020 Annual Meeting of Stockholders (the “Termination Date”), without the prior written consent of the Board, CSNS shall not, and shall cause its Affiliates and Associates under its control not to, directly or indirectly, and Charles M. Gillman shall cause the Prior Nominees not to, directly or indirectly:

(a)      nominate, give notice of an intent to nominate, or recommend for nomination a person for election at any Stockholder Meeting at which directors of the Board are to be elected; initiate, encourage or participate in any solicitation of proxies in respect of any election contest with respect to the Company’s directors; submit any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; initiate, encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; initiate, encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting or any solicitation of written consents of stockholders; or (vi) request, or initiate, encourage or participate in any request to call, a special meeting of the Company’s stockholders;

(b)     acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any voting securities of the Company or any voting rights decoupled from the underlying voting securities of the Company which would result in the ownership, control or other beneficial ownership interest in more than 1.00% of the then-outstanding shares of Common Stock in the aggregate;

(c)     form, join or in any way participate in any group with respect to any voting securities of the Company in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting;

(d)     deposit any Company voting securities in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof;

(e)     seek, alone or in concert with others, to amend any provision of the Company’s certificate of incorporation or bylaws;

(f)     demand an inspection of the Company’s books and records;

(g)     (i) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving CSNS or its Affiliates or Associates and the Company, (ii) solicit a Third Party to make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or publicly encourage, initiate or support any Third Party in making such an offer or proposal, or (iii) publicly comment on any Third Party proposal regarding any merger, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company by such Third Party prior to such proposal becoming public;

(h)     publicly disparage or criticize (or make any other public statement or communication that might reasonably be construed to be derogatory or critical of, or negative toward) the Company, its business or any current or former directors, officers or employees of the Company, or make any other public announcement or public statement regarding the Company, its business or any current or former director, officers or employees of the Company;

(i)     encourage, pursue, or assist any Third Party to threaten, initiate or pursue, any lawsuit, claim or proceeding before any court against the Company or its Representatives, or otherwise make any claims for losses, damages, or costs against the Company or its Representatives, excluding, however, any such actions initiated solely to remedy a breach of this Agreement; or

(j)     enter into any negotiations, agreements or understandings with any Third Party with respect to the foregoing, or encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action materially inconsistent with any of the foregoing.

3.        Company Standstill. From the date hereof until the Termination Date, without the prior written consent of CSNS, the Company shall not, and shall cause its Affiliates and Associates under its control not to, directly or indirectly:

(a)     publicly disparage or criticize (or make any other public statement or communication that might reasonably be construed to be derogatory or critical of, or negative toward) CSNS (including the CSNS Candidates, but excluding the Prior Nominees);

(b)     pursue any lawsuit, claim or proceeding before any court against CSNS (including the CSNS Candidates, but excluding the Prior Nominees), or otherwise make any claims for losses, damages, or costs against CSNS (excluding the Prior Nominees), in each case, solely to the extent such lawsuit, claim or proceeding is in connection with matters relating to the subject matter of this Agreement that were known to the Company as of the date of this Agreement (including the Annual Meeting and the Nomination Notices), excluding, however, any such actions initiated solely to remedy a breach of this Agreement; or

(c)     enter into any negotiations, agreements or understandings with any Third Party with respect to the foregoing, or encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action materially inconsistent with any of the foregoing.

4.        Affiliates and Associates. The Parties shall cause their Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate or Associate. A breach of this Agreement by an Affiliate or Associate of a Party, if such Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate was a Party to the same extent as a Party to this Agreement.

5.         Representations and Warranties.

(a)     Each of Barry A. Igdaloff, Lee D. Keddie, Benjamin E. Large, Gus D. Halas, David W. Pointer, Mark D. Stolper, and Charles M. Gillman represents and warrants that he is sui juris and of full capacity. Each member of CSNS represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by each member of CSNS, constitutes a valid and binding obligation and agreement of CSNS and is enforceable against CSNS and each member of CSNS in accordance with its terms. CSNS represents and warrants that it has not formed, is no member of, any group with any other person (other than CSNS itself) and does not act in concert with any other stockholder of the Company.

(b)     The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

6.         Termination.

(a)     This Agreement shall terminate on the Termination Date, except that Section 5 (Affiliates and Associates), Section 7 (Notices), Section 8 (Governing Law; Jurisdiction), Section 9 (Specific Performance), Section 10 (Certain Definitions and Interpretations), and Section 11 (Miscellaneous) shall continue to be in effect following the Termination Date. Upon the Termination Date, this Agreement shall become null and void, but no termination shall relieve any Party from liability for any breach of this Agreement prior to such termination.

(b)     Notwithstanding anything to the contrary in this Agreement, in the event any of the Prior Nominees engages in conduct that would constitute a non-fulfillment or breach of Section 2 of this Agreement if such Prior Nominee was a Party to the same extent as a Party to this Agreement, then (i) the obligations of the Company pursuant to Section 3 of this Agreement shall terminate; and (ii) Charles M. Gillman shall assume liability for and agree to indemnify, reimburse, defend and hold harmless the Company and Affiliates from and against, all losses, claims, damages, liabilities, obligations, fines, penalties, judgments, settlements, costs, expenses and disbursements (including attorneys’ fees and expenses) arising out of or otherwise reasonably related to any conduct by a Prior Nominee that would constitute a non-fulfillment or breach of Section 2 of this Agreement if such Prior Nominee was a Party to the same extent as a Party to this Agreement.

7.         Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered by hand, with written confirmation of receipt; one day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:	with a copy (which shall not constitute notice) to:

Senomyx, Inc. 4767 Nexus Centre Drive San Diego, California 92121 Attention: General Counsel	Vinson & Elkins L.L.P. 666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Attention: Kai H. Liekefett, Esq., Lawrence S. Elbaum, Esq., Shaun J. Mathew, Esq. Facsimile: 212.237.0100

If to CSNS:	with a copy (which shall not constitute notice) to:

1223 Wilshire Blvd. #648 Santa Monica, CA 90403-5406 Attention: Charles M. Gillman	Frederic Dorwart, Lawyers PLLC Old City Hall 124 East Fourth Street Tulsa, OK 74103-5027 Attention: Frederic Dorwart, Esq., Karen Mintz, Esq. Facsimile: 918.583.8251

8.        Governing Law; Jurisdiction. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each Party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the Other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each Party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

9.        Specific Performance. CSNS acknowledges and agrees that irreparable injury to the Company would occur in the event any provision of this Agreement were not performed in accordance with such provision’s specific terms or were otherwise breached or threatened to be breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company shall be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and CSNS shall not take action, directly or indirectly, in opposition to the Company seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 9 shall not be the exclusive remedy for any violation of this Agreement.

10.      Certain Definitions and Interpretations. As used in this Agreement: the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any person or entity referred to in this Agreement; in addition, for purposes of this Agreement, each of the Prior Nominees shall be deemed to be an Affiliate of Charles M. Gillman;  the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; the terms “beneficial ownership,” “group,” “person,” “proxy,” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act; the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or obligated to be closed by applicable law; the term “Representatives” means a person’s Affiliates and Associates under its control and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; the term “Other Party” means with respect to the Company, CSNS, and with respect to CSNS, the Company; the term “SEC” means the U.S. Securities and Exchange Commission;  the term “Stockholder Meeting” means each annual meeting of stockholders of the Company, or any other meeting of stockholders held in lieu thereof, and any adjournment, postponement, reschedulings or continuations thereof; the term “Third Party” refers to any person that is not a Party, a member of the Board, a director or officer of the Company, or legal counsel to any Party; and the term “Prior Nominees” means Paul J. Evans, Martin H. Singer, Brian J. Harper, Robert G. Pearse and John M. Climaco. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

11.      Miscellaneous.

(a)     This Agreement, together with the letter agreement dated as of the date hereof entered into between the Parties and issued to the independent inspector of elections, contains the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

(b)     This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.

(c)     This Agreement shall not be assignable by operation of law or otherwise by a Party without the consent of the Other Party. Any purported assignment without such consent is void.  Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.

(d)     Neither the failure nor any delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e)     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f)     Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each Party.

(g)     This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

Accepted and agreed to:

Senomyx, Inc.

by	/s/ Catherine Lee
Name: Catherine Lee
Title: Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to Standstill Agreement]

VCM Group LLC

by	/s/ Lee D. Keddie
Name: Lee D. Keddie

Lee D. Keddie

/s/ Lee D. Keddie
Name: Lee D. Keddie

Benjamin E. Large

/s/ Benjamin E. Large
Name: Benjamin E. Large

Gus D. Halas

/s/ Gus D. Halas
Name: Gus D. Halas

Barry A. Igdaloff

/s/ Barry A. Igdaloff
Name: Barry A. Igdaloff

David W. Pointer

/s/ David W. Pointer
Name: David W. Pointer

[Signature Page to Standstill Agreement]

Mark D. Stolper

/s/ Mark D. Stolper
Name: Mark D. Stolper

Charles M. Gillman

/s/ Charles M. Gillman
Name: Charles M. Gillman

[Signature Page to Standstill Agreement]